Exhibit 10(e)
Amendment to the Wachovia Corporation Savings Restoration Plan

RESOLVED, that the Wachovia Corporation Savings Restoration Plan is amended effective January 1, 2022 as follows:

Section 2.2(jj) is amended to read in full as follows:

“Plan Administrator” means the Head of Human Resources, Total Rewards Senior Executive and the Head of Total Rewards of the Company (or in each case, the functional equivalent thereof), each of whom, acting individually, may take action as the Plan Administrator.

Section 10.1 is amended to read in full as follows:

Alienation of Benefits. No person entitled to benefits under the Plan shall have any right to transfer, assign, alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits prior to actual receipt of those benefits. Except for the offset rights provided under Section 10.5, the benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant or any other person.

Except as herein expressly amended, all the terms and provisions of the Wachovia Corporation Savings Restoration Plan shall continue in full force and effect.